EXHIBIT 1

                                 August 23, 2000

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Proginet Corporation ("Proginet") and, under the date of September 14, 1999, we reported on the consolidated financial statements of Proginet as of and for the years ended July 31, 1999 and 1998. On July 20, 2000, our appointment as principal accountants was terminated. We have read Proginet's statements included under Item 4 of its Form 8-K/A dated August 23, 2000 and we agree with such statements, except that we are not in a position to agree or disagree with Proginet's statement that Proginet engaged Grant Thornton LLP as its independent auditors for the fiscal year ending July 31, 2000 and that the change in auditors was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors.

                                                          Very truly yours,

                                                          /s/ KPMG LLP
                                                              KPMG LLP